Exhibit 16.1

March 2, 2017

Securities and Exchange Commission

100 F Street, Northeast

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Sunnyside Bancorp, Inc. and, under the date of March 25, 2016, we reported on the consolidated financial statements of Sunnyside Bancorp, Inc. and Subsidiary as of and for the years ended December 31, 2015 and 2014. We have read the statements included under Change in Accountants in the Current Report on Form 8-K dated March 2, 2017 filed by Sunnyside Bancorp, Inc., and we agree with such statements.

Very truly yours,

Alfred Fontanella,
on behalf of Fontanella & Babitts

534 Union Boulevard ▪ Totowa Boro, NJ 07512 ▪ 973.595.5300 phone ▪ 973.595.5890 fax ▪ www.fasbhome.com